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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
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Contacts:
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Deborah Carty                                Clint Cantwell
NexMed, Inc.                                 Rubenstein Investor Relations, Inc.
(609) 208-9688, ext: 159                     212-843-8001
dcarty@nexmed.com                            ccantwell@rubensteinir.com
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              NEXMED RAISED $6 MILLION IN PRIVATE EQUITY PLACEMENT

         -815 PATIENTS COMPLETED TESTING IN TWO PIVOTAL PHASE 3 STUDIES-


Robbinsville, NJ, July 2, 2002 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative topical treatments based on its proprietary drug delivery technology, today announced that the Company has raised over $6 million in gross proceeds from a private placement of its securities to institutional and accredited individual investors. Institutional investors taking part in the private placement included Capital Research and Management Company and a mutual fund managed by a major investment firm. Security Research Associates, Inc. of Larkspur, CA acted as the placement agent.

The Company sold a total of 2,666,670 shares of its common stock, pursuant to a Unit Purchase Agreement. Investors paid $11.25 per unit and received five shares of NexMed common stock and one two-year warrant for the right to purchase one share of common stock at 125% of the per share purchase price. The Company has agreed to file a registration statement on Form S-3 with the SEC covering the resale of the common stock as well as the common stock issuable upon exercise of the warrants.

Dr. Y. Joseph Mo, President and C.E.O., commented, "We are very pleased with the successful closing of this placement in a very difficult financing climate. The participation in this round by two of our largest shareholders is a positive indication of their continued support for the Company. This new cash infusion will enable us to continue as planned with our ongoing U.S. Phase 3 development program for Alprox-TD(R)."

Alprox-TD(R) is NexMed's proprietary cream treatment for erectile dysfunction ("ED"). The ongoing Phase 3 clinical trials for Alprox-TD(R), which includes two pivotal studies and one open-label study, will enroll up to 2,500 patients with mild, moderate or severe ED. As of June 28, 2002, 815 patients have completed testing in the two pivotal efficacy and safety studies, and 530 of these patients have elected to participate in the open-label safety study.

NexMed, Inc., is an emerging pharmaceutical and medical technology company, with a product development pipeline of innovative topical drug treatments based on the NexACT(R) transdermal drug delivery technology. Its two lead NexACT(R) products under development are the Alprox-TD(R) and Femprox(R) creams for ED and female sexual arousal disorder, respectively.



Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.